Exhibit 99.1

FOR IMMEDIATE RELEASE:    June 7, 2010

Key Technology Appoints Joel S. Bustos as Senior Vice President of Global Operations

Walla Walla, WA – Key Technology, Inc. (Nasdaq: KTEC) announced today the appointment of Joel S. Bustos as Senior Vice President of Global Operations.  Effective June 14, 2010, Bustos will have responsibility for continuing the development of a global operations and manufacturing strategy for the Company that is closely tied to the overall corporate strategy, building shareholder value through asset management, cost containment and flawless implementation, developing a global procurement and supply chain strategy, and managing the operational introduction of new products.

David Camp, President and Chief Executive Officer of the Company, commented: “We are very pleased with Joel’s strong business and operations experience, spanning the critical functions of engineering, supply chain, quality, test, product management, human resources, finance and business development.  He has developed both greenfield facilities and integrated acquisitions into an existing business.  We are particularly excited about his exceptional experience in establishing global supply chain and operations strategies.  He has demonstrated a dynamic ability to manage operations to achieve increased efficiencies and profitability, and we believe that he will be a strong contributor to Key’s future growth.”

The past three years of Bustos’ career have been with Aehr Test Systems in Fremont, California, where has served as Vice President of Operations with responsibility for global operations and supply chain.  During the prior six years, Bustos was with Celestica Corporation, a Canada-based company, where he served as General Manager of the Consumer Business Unit, and General Manager of the company’s San Jose facility.  Bustos’ previous career experience was with Flextronics International, Ltd., a Singapore-based company as General Manager of New England Operations in Boston, Massachusetts, and Director of Strategic Accounts in Milpitas, California.  Prior to that, Bustos served as Director of Operations for Read-Rite Corporation in Milpitas, California, and Director of Operations for Asyst Technologies, Inc. in Fremont, California.

Commenting on his new appointment, Bustos said, “Key Technology and its products are well-respected in the industry, and I am enthusiastic about joining such an innovative and dedicated team.  I look forward to the challenge of strategically developing the Company’s global operations and manufacturing footprint to support customer relationships and future growth.”

Bustos holds a BS degree in Human Relations from the University of San Francisco, San Francisco, California.

About Key Technology

Key Technology, Inc., headquartered in Walla Walla, Washington, is a worldwide leader in the design and manufacture of process automation systems for the food processing, industrial and pharmaceutical markets.  The Company’s products integrate electro-optical inspection and sorting, specialized conveying and product preparation equipment, which allow processors to improve quality, increase yield and reduce cost.  Key has manufacturing facilities in Washington, Oregon, and the Netherlands, and worldwide sales and service coverage.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based on management's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.  The forward-looking statements in this release address future financial and operating results.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:

•	current worldwide economic conditions may adversely affect the Company’s business and results of operations, and the business of the Company’s customers;
•	adverse economic conditions, particularly in the food processing industry, either globally or regionally, may adversely affect the Company's revenues;
•	the loss of any of the Company’s significant customers could reduce the Company’s revenues and profitability;
•	the Company is subject to pricing pressure from its larger customers, which may reduce the Company’s profitability;
•	the failure of any of the Company's independent sales representatives to perform as expected would harm the Company's net sales;
•	the Company may make acquisitions that could disrupt the Company’s operations and harm the Company’s operating results;
•	the Company's international operations subject the Company to a number of risks that could adversely affect the Company’s revenues, operating results and growth;
•	competition and advances in technology may adversely affect sales and prices;
•	the failure of the Company’s new products to compete successfully in either existing or new markets;
•	the Company's inability to retain and recruit experienced personnel may adversely affect the Company’s business and prospects for growth;
•	the loss of members of the Company’s management team could substantially disrupt the Company’s business operations;
•	the inability of the Company to protect the Company’s intellectual property, especially as the Company expands geographically, may adversely affect the Company’s competitive advantage;
•
intellectual property-related litigation expenses and other costs resulting from infringement claims asserted against the Company by third parties may adversely affect the Company’s results of operations and the Company’s customer relations;

•	the Company's dependence on certain suppliers may leave the Company temporarily without adequate access to raw materials or products;
•	the limited availability and possible cost fluctuations of materials used in the Company’s products could adversely affect the Company’s gross profits; and
•	the price of the Company's common stock may fluctuate significantly and this may make it difficult for shareholders to resell common stock when they want or at prices they find attractive.

Note:  News releases and other information about Key Technology, Inc. can be accessed at www.key.net.

CONTACT:	Key Technology, Inc., Walla Walla
David M. Camp, President and Chief Executive Officer – 509-529-2161